Exhibit 10.1
AMENDMENT #3
TO
EXECUTIVE EMPLOYMENT AGREEMENT
     Reference is made to the Executive Employment Agreement dated July 1, 2005, as amended (the “Agreement”), by and among Segmentz, Inc., a Delaware corporation (currently known as Express-1 Expedited Solutions, Inc., the “Company”), and Mike Welch (the “Executive”). The Company and the Executive are referred to collectively herein as the “Parties.” All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
     1. Term. The term of the Agreement is extended from July 1, 2011, the current termination date set forth therein, for an additional period of one year, until July 1, 2012.
     2. Sole Amendments. The Parties hereby agree that except as modified herein, the Agreement shall remain in full force and effect.
     3. Counterparts. This Amendment #3 to Executive Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     4. Governing Law. This Amendment #3 to Executive Employment Agreement shall be deemed made and entered into in the State of Michigan and shall be governed and construed under and in accordance with the laws of the State of Michigan.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment #3 to Executive Employment Agreement to be executed as of June 10, 2011.

By:	/s/ Michael R. Welch Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Pete Whitehead Board Member
(Chair of Compensation Committee)